UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 3)*


                            THE INTERLAKE CORPORATION
        ----------------------------------------------------------------
                                (Name of issuer)


                     Common Stock, par value $1.00 per share
        ----------------------------------------------------------------
                         (Title of class of securities)

                                    45870210
                          -----------------------------
                                 (CUSIP number)

                                 R.C.O. Hellyer
                          J O Hambro & Company Limited
                                  10 Park Place
                             London SW1A 1LP England
                               011-44-171-222-2020
 -------------------------------------------------------------------------------
 (Name, address and telephone number of person authorized to receive notices and communications)

                                 September 18, 1997
             ------------------------------------------------------
             (Date of event which requires filing of this statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box /__/.

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.


The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                                         Page 1 of 14 Pages

                                       13D

CUSIP No. 45870210                                     Page 2 of 14 Pages


1.
           NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
           J O Hambro & Company Limited
           No S.S. or IRS Identification Number
                                                                       (a)
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (b)  X

3.         SEC USE ONLY

4.         SOURCE OF FUNDS*
           WC

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

6.         CITIZENSHIP OR PLACE OF ORGANIZATION
           England
                         7. SOLE VOTING POWER
        NUMBER OF           0
         SHARES          8. SHARED VOTING POWER
      BENEFICIALLY          1,049,434
        OWNED BY         9. SOLE DISPOSITIVE POWER
          EACH              0
        REPORTING       10. SHARED DISPOSITIVE POWER
         PERSON             1,049,434
          WITH

11.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           1,049,434

12.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES*

13.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           4.5%

14.        TYPE OF REPORTING PERSON*
           HC, CO



                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13D

CUSIP No. 45870210                                        Page 3 of 14 Pages







1.
          NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          J O Hambro Asset Management Limited
          No S.S. or IRS Identification Number

                                                                     (a)
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (b)  X

3.        SEC USE ONLY

4.        SOURCE OF FUNDS*
          WC

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

6.        CITIZENSHIP OR PLACE OF ORGANIZATION
          England
                            7. SOLE VOTING POWER
         NUMBER OF             0
          SHARES            8. SHARED VOTING POWER
       BENEFICIALLY            1,049,434
         OWNED BY           9. SOLE DISPOSITIVE POWER
           EACH                0
         REPORTING         10. SHARED DISPOSITIVE POWER
          PERSON               1,049,434
           WITH

11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,049,434

12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*

13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          4.5%

14.       TYPE OF REPORTING PERSON*
          HC,CO


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13D

CUSIP No. 45870210                                        Page 4 of 14 Pages

1.
          NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          J O Hambro & Partners Limited
          No S.S. or IRS Identification Number
                                                                      (a)
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (b)  X

3.        SEC USE ONLY

4.        SOURCE OF FUNDS*
          WC

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

6.        CITIZENSHIP OR PLACE OF ORGANIZATION
          England

                            7. SOLE VOTING POWER
         NUMBER OF             0
          SHARES            8. SHARED VOTING POWER
       BENEFICIALLY            1,049,434
         OWNED BY           9. SOLE DISPOSITIVE POWER
           EACH                0
         REPORTING         10. SHARED DISPOSITIVE POWER
          PERSON               1,049,434
           WITH

11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,049,434

12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*

13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          4.5%

14.       TYPE OF REPORTING PERSON*
          IA, CO


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13D

CUSIP No. 45870210                                      Page 5 of 14 Pages

1.
          NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          J O Hambro Investment Management Limited
          No S.S. or IRS Identification Number
                                                                (a)
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (b)  X

3.        SEC USE ONLY

4.        SOURCE OF FUNDS*
          WC

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

6.        CITIZENSHIP OR PLACE OF ORGANIZATION
          England

                            7. SOLE VOTING POWER
         NUMBER OF             0
          SHARES            8. SHARED VOTING POWER
       BENEFICIALLY            0
         OWNED BY           9. SOLE DISPOSITIVE POWER
           EACH                0
         REPORTING         10. SHARED DISPOSITIVE POWER
          PERSON               0
           WITH

11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          0

12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*

13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0%

14.       TYPE OF REPORTING PERSON*
          IA, CO


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13D

CUSIP No. 45870210                                        Page 6 of 14 Pages

1.
          NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          Christopher Harwood Bernard Mills
          No S.S. or IRS Identification Number
                                                                    (a)
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (b)  X

3.        SEC USE ONLY

4.        SOURCE OF FUNDS*
          WC

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

6.        CITIZENSHIP OR PLACE OF ORGANIZATION
          England

                            7. SOLE VOTING POWER
         NUMBER OF             0
          SHARES            8. SHARED VOTING POWER
       BENEFICIALLY            1,049,434
         OWNED BY           9. SOLE DISPOSITIVE POWER
           EACH                0
         REPORTING         10. SHARED DISPOSITIVE POWER
          PERSON               1,049,434
           WITH

11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,049,434

12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*

13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          4.5%

14.       TYPE OF REPORTING PERSON*
          IN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13D

CUSIP No. 45870210                                     Page 7 of 14 Pages

1.
          NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          Growth Financial Services Limited (formerly named Growth Investment Management Limited)
          No S.S. or IRS Identification Number

                                                                      (a)
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (b)  X

3.        SEC USE ONLY

4.        SOURCE OF FUNDS*
          WC

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

6.        CITIZENSHIP OR PLACE OF ORGANIZATION
          England

                            7. SOLE VOTING POWER
         NUMBER OF             0
          SHARES            8. SHARED VOTING POWER
       BENEFICIALLY            500,000
         OWNED BY           9. SOLE DISPOSITIVE POWER
           EACH                0
         REPORTING         10. SHARED DISPOSITIVE POWER
          PERSON               500,000
           WITH

11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          500,000

12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*

13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          2.2%

14.       TYPE OF REPORTING PERSON*
          CO



                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13D

CUSIP No. 45870210                                       Page 8 of 14 Pages


1.
          NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          North Atlantic Smaller Companies Investment Trust plc (formerly named Consolidated Venture Trust plc)
          No S.S. or IRS Identification Number
                                                                     (a)
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (b)  X

3.        SEC USE ONLY

4.        SOURCE OF FUNDS*
          WC

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

6.        CITIZENSHIP OR PLACE OF ORGANIZATION
          England

                            7. SOLE VOTING POWER
         NUMBER OF             0
          SHARES            8. SHARED VOTING POWER
       BENEFICIALLY            500,000
         OWNED BY           9. SOLE DISPOSITIVE POWER
           EACH                0
        REPORTING          10. SHARED DISPOSITIVE POWER
          PERSON               500,000
           WITH

11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          500,000

12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*

13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          2.2%

14.       TYPE OF REPORTING PERSON*
          IV, CO


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13D

CUSIP No. 45870210                                      Page 9 of 14 Pages







1.
          NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          American Opportunity Trust plc (formerly named Leveraged Opportunity Trust plc)
          No S.S. or IRS Identification Number
                                                                      (a)
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (b) X

3.        SEC USE ONLY

4.        SOURCE OF FUNDS*
          WC

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

6.        CITIZENSHIP OR PLACE OF ORGANIZATION
          England

                            7. SOLE VOTING POWER
         NUMBER OF             0
          SHARES            8. SHARED VOTING POWER
       BENEFICIALLY            250,000
         OWNED BY           9. SOLE DISPOSITIVE POWER
           EACH                0
         REPORTING         10. SHARED DISPOSITIVE POWER
          PERSON               250,000
           WITH

11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          250,000

12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*

13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          1.1%

14.       TYPE OF REPORTING PERSON*
          IV, CO


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13D

CUSIP No. 45870210                                      Page 10 of 14 Pages







1.
          NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          Oryx International Growth Fund
          No S.S. or IRS Identification Number
                                                                      (a)
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (b) X

3.        SEC USE ONLY

4.        SOURCE OF FUNDS*
          WC

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

6.        CITIZENSHIP OR PLACE OF ORGANIZATION
          Guernsey (Channel Islands)

                            7. SOLE VOTING POWER
         NUMBER OF             0
          SHARES            8. SHARED VOTING POWER
       BENEFICIALLY            192,500
         OWNED BY           9. SOLE DISPOSITIVE POWER
           EACH                0
         REPORTING         10. SHARED DISPOSITIVE POWER
          PERSON               192,500
           WITH

11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          192,500

12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*

13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.8%

14.       TYPE OF REPORTING PERSON*
          IV, CO


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13D

CUSIP No. 45870210                                      Page 11 of 14 Pages







1.
          NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          Consulta (Channel Islands) Limited
          No S.S. or IRS Identification Number
                                                                      (a)
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (b) X

3.        SEC USE ONLY

4.        SOURCE OF FUNDS*
          WC

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

6.        CITIZENSHIP OR PLACE OF ORGANIZATION
          Guernsey (Channel Islands)

                            7. SOLE VOTING POWER
         NUMBER OF             0
          SHARES            8. SHARED VOTING POWER
       BENEFICIALLY            192,500
         OWNED BY           9. SOLE DISPOSITIVE POWER
           EACH                0
         REPORTING         10. SHARED DISPOSITIVE POWER
          PERSON               192,500
           WITH

11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          192,500

12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*

13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.8%

14.       TYPE OF REPORTING PERSON*
          IA, CO


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               AMENDMENT NO. 3 TO
                            STATEMENT ON SCHEDULE 13D

         This Amendment No. 3 to Statement on Schedule 13D (the "Amendment") amends Item 5 of the Statement on Schedule 13D (the "Schedule 13D") filed on June 21, 1996 with the Securities and Exchange Commission (the "SEC") by the Filing Parties, as amended by Amendment No. 1 filed with the SEC on July 26, 1996, and as further amended by Amendment No. 2 filed with the SEC on September 19, 1997.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         No change except that Items 5(a-c, e) are replaced with the following:

         5(a-b) The aggregate number and percentage of the outstanding Common Stock of the Company beneficially owned by each of the Filing Parties are as follows:


                                                                  Number of           Number of
                                              Number of           Shares:             Shares:  Sole
                           Aggregate          Shares:  Sole       Shared              or Shared
Filing                     Number of          Power to            Power to            Power to              Approximate
Party                      Shares:            Vote                Vote                Dispose               Percentage*
------                     ------------       --------------      ------------        --------------        -----------
J O Hambro                 1,049,434                   0           1,049,434            1,049,434                  4.5%
& Company
J O Hambro Asset           1,049,434                   0           1,049,434            1,049,434                  4.5%
Management
J O Hambro                 1,049,434                   0           1,049,434            1,049,434                  4.5%
& Partners
J O Hambro                         0                   0                   0                    0                    0%
Investment
Christopher H.B.           1,049,434                   0           1,049,434            1,049,434                  4.5%
Mills
GFS                          500,000                   0             500,000              500,000                  2.2%
NASCIT                       500,000                   0             500,000              500,000                  2.2%
American                     250,000                   0             250,000              250,000                  1.1%
Opportunity Trust
Oryx                         192,500                   0             192,500              192,500                  0.8%
Consulta                     192,500                   0             192,500              192,500                  0.8%

-------------
  * Based on 23,151,792  shares of Common Stock outstanding as of July 15, 1997, which is based on information reported in the Company's Quarterly Report on Form
10-Q for the fiscal quarter ended June 30, 1997.

                                                            Page 12 of 14 Pages

  5(c) Since September 10, 1997, the Filing Parties effected no transactions in the Common Stock other than those set forth in the following table:


Date           Filing Party     No. of Shares     Price(U.S.$)        Broker
18-Sep-97      AOT                  57,150           6.719          Wheat First
18-Sep-97      NASCIT              114,300           6.719          Wheat First
18-Sep-97      ORYX                 33,680           6.719          Wheat First
18-Sep-97      Sannafi               3,000           6.719          Wheat First
18-Sep-97      Seaway               15,036           6.719          Wheat First
18-Sep-97      Peak Investments        500           6.719          Wheat First
18-Sep-97      Mishal Kanoo          1,000           6.719          Wheat First
18-Sep-97      Jan Gilbert
               Charitable
               Remainder Trust       1,000           6.719          Wheat First
18-Sep-97      Lord Stevens Pension
               Fund                  5,000           6.719          Wheat First

         All of the above transactions were effected in the open market and were sales.

         (e) On September 18, 1997, the Filing Parties ceased to beneficially own more than five percent of the outstanding Common Stock.

                                                            Page 13 of 14 Pages

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




Dated:   24 September 1997                           J O HAMBRO & PARTNERS
                                                     LIMITED


                                                     By:   /s/ R C O Hellyer
                                                     Name: R C O Hellyer
                                                     Title:Director

                                                     Executed  on  behalf of the
                                                     parties hereto  pursuant to
                                                     the previously  filed Joint
                                                     Filing Agreement.


                                                            Page 14 of 14 Pages